                                                           EXHIBIT (b)(4)(ii)(c)


                            DEATH BENEFIT ENDORSEMENT

         ENHANCED DEATH BENEFIT ENDORSEMENT FORM NUMBER 301-VER 9/89 IS REPLACED BY THIS ENDORSEMENT. PART 4, BENEFITS, DEATH BENEFIT BEFORE MATURITY DATE, GENERAL PROVISIONS OF THE FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY CONTRACT, ALL CONTRACT FORM NUMBERS BEGINNING WITH 203, TO WHICH THIS ENDORSEMENT IS ATTACHED IS ALSO REPLACED AS FOLLOWS:

         Death benefits will be paid as provided in this contract upon the death of any Owner.

         If there is both an individual and a non-individual Owner of the contract, death benefits must be paid as provided in this contract upon the death of the Annuitant or any individual Owner, whichever occurs earlier.

         Upon the death of the Annuitant, the death benefit will be determined as of the date on which written notice and proof of death and all required claim forms are received at the Company's Annuity Service Office as follows:

         1) During the first Contract Year, the death benefit will be the greater of:

                  a)       the Contract Value, or

                  b) the sum of all Purchase Payments made, less any amount deducted in connection with partial withdrawals.

         2) During any subsequent Contract Year, the death benefit will be the greater of:

                  a)       the Contract Value, or

                  b) the death benefit on the last day of the previous Contract Year plus any Purchase Payments made and less any amounts deducted in connection with partial withdrawals since then.



Endorsed on the Date of Issue of this Contract.


THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA






--------------------
Vice-President



ENDORSEMENT.008